AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 13, 1998 by and among Rare Medium, Inc., a New York corporation (the "Rare Medium" or the "Purchaser"), ICC Technologies, Inc., a Delaware corporation ("ICC"), I/O 360, Inc., a New York corporation ("I/O 360"), and Robert Clyatt, Gong Szeto, Nam Szeto and Arkadiusz Banasic, the Stockholders of I/O 360 (the "Stockholders").


                                    AGREEMENT

         In consideration of the terms hereof, the parties hereto agree as follows:


                             ARTICLE I - THE MERGER

         1.1    The Merger

         Upon the terms and subject to the conditions hereof, (a) on the Effective Date (as defined in Section 1.2 hereof), the separate existence of I/O 360 shall cease and I/O 360 shall merge (the "Merger") with and into Rare Medium (Rare Medium being sometimes referred to herein as the "Surviving Corporation") and (b) from and after the Effective Time (as defined in Section 1.2 hereto, the Merger shall have all the effects of a merger provided by the laws of the State of New York and other applicable law.

         1.2    The Closing; Effective Date and Time of the Merger

         The closing of this Agreement (the "Closing") shall occur on August 13, 1998 (the "Closing Date") at the offices of Elias, Goodman, Shanks & Zizmor, L.L.P., or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such funds, documents, instruments, certificates and other items as may be required under this Agreement or the Operative Documents (as defined in Section 2.3 hereof) or otherwise.

         On the Closing Date and subject to the terms and conditions hereof, such officers' certificates and certificates of merger (together, the "Certificates of Merger") as are necessary or advisable to accomplish the Merger in compliance with the applicable provisions of the Business Corporation Law of the State of New York (the "New York Law"), substantially in the form or forms attached hereto as Exhibit 1.2, and in such form as required by, and executed in duplicate in accordance with, the


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New York Law, shall be delivered for filing to the Secretary of State of the
State of New York (the "Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") that the Certificates of Merger are so filed and a certificate to that effect is issued by the Secretary of State. If the Secretary of State requires any changes in the Certificates of Merger as a condition to filing the Certificates of Merger or issuing its certificate, ICC, Rare Medium, I/O 360 and the Stockholders will execute necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any substantial change in the terms of this Agreement.

         1.3      Purchase Price

         Subject to the terms and conditions of this Agreement, the purchase price for I/O 360 (the "Purchase Price") will be paid as follows:

         (a) $3,000,000 shall be paid at Closing by delivery of restricted shares (the "Shares") of the common stock, par value $.01 per share, of ICC ("ICC Common Stock"), which the parties agree shall be valued at the average last reported sale price per share of ICC Common Stock for the 15 trading days during the period from August 3, 1998 through August 21, 1998, inclusive (as reported in the Wall Street Journal) (the "Closing Date Value"); provided, however, that shares of ICC Common Stock with an aggregate value of $400,000 shall be held in escrow subject to an Escrow Agreement by and among Rare Medium, the Stockholders and, an escrow agent, as to be mutually agreed to by the parties, as Escrow Agent, in the form set forth as Exhibit 1.3(a) (the "Escrow Agreement").

         (b) In the event that on the first anniversary of the Closing Date, the shares received in payment of the Purchase Price, in the aggregate, shall have a value of less than $3,000,000.00 (based on the average last reported sale price per share of ICC Common Stock for the 15 trading days immediately prior to the first anniversary of the Closing Date), the Stockholders shall be issued additional shares (the "Additional Shares") in an amount calculated as the difference between $3,000,000.00 and the actual value of the shares as of such first anniversary (the "Difference"). Rare Medium and ICC shall use their best efforts to enable the Stockholders to sell Additional Shares pursuant to Rule 144 under the 1933 Act as if they were part of the ICC Common Stock delivered to the Stockholders pursuant to section 1.3(a) above.

         In the event that the Shares are not eligible to be sold pursuant to Rule 144 (as the result of some act, failure to act or omission on the part of Rare Medium or ICC) or the Additional Shares do not qualify to be sold pursuant to Rule 144 as if they were part of the ICC Common Stock delivered to the Stockholders pursuant to section 1.3(a) above, then in the event that ICC shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in

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connection with the proposed offer and sale of any of either of their securities by it or any of its security holders (other than a registration statement on Form S-4, S-8 or other successor or comparable form), ICC will give written notice of its determination (the "Piggyback Notice") to the Stockholders at least thirty (30) days prior to filing such registration statement. Upon the written request from the holder of any of the Stockholders within twenty (20) days after the giving of the Piggyback Notice, ICC will, except as herein provided, cause such Shares and Additional Shares to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Shares and Additional Shares to be so registered; provided, however, that nothing herein shall prevent ICC from, at any time, abandoning or delaying any such registration. If any such registration shall be underwritten in whole or in part, ICC may require that the Additional Shares requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriter(s). In the event that in the good faith judgment of a managing underwriter of such public offering the inclusion of all of the Additional Shares originally covered by a request for registration would materially adversely affect the successful marketing of the shares of stock offered by ICC, the number of shares of Additional Shares otherwise to be included in the underwritten public offering may be reduced pro rata among all selling security holders requesting such registration (including any selling security holder not a party to this Agreement) as required by the managing underwriter. To the extent only a portion of the Additional Shares are included in the underwritten public offering, those Additional Shares that are excluded from the underwritten public offering shall be withheld from the market by the holders thereof for a period, not to exceed 120 days, which the managing underwriter reasonably determines is necessary to effect the underwritten public offering.

         In the event that the Shares and/or the Additional Shares are not eligible to be sold pursuant to Rule 144 on the first anniversary of the Closing Date (as the result of some act, failure to act or omission on the part of Rare Medium or ICC), then the number of Shares and Additional Shares issued to the Stockholders shall be increased, but not decreased, to equal the number of shares as would be necessary to make the aggregate value of the Shares and Additional Shares (based on the average last reported sale price per share of ICC Common Stock for the 15 trading days immediately prior to the determination date) equal to $3,000,000 on the earlier of (i) the date on which a registration statement registering all of the Shares and the Additional Shares requested to be included therein is declared effective or (ii) the second anniversary of the Closing Date.

         (c) In the event that a post-Closing audit conducted by an independent certified public accounting firm shall show that the net worth for I/O 360, as indicated on a Balance Sheet as of the Closing Date (the "Closing Date Balance Sheet"), was less than $250,000.00, the Purchase Price shall be deemed to be reduced


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


in an amount equal to the difference between $250,000.00 and the actual net worth, as shown on the Closing Date Balance Sheet, with such reduction in the Purchase Price offset against the ICC Common Stock held in escrow pursuant to the Escrow Agreement.

         1.4      Conversion of Shares

                  1.4.1    Exchange Ratio

         As of the Effective Date, by virtue of the Merger and without any action of the holders thereof:

                  (a) All shares of any class of the common stock, no par value, of I/O 360 (the "Common Stock") held by I/O 360, whether as treasury shares or otherwise, shall be canceled;

                  (b) All of the other issued and outstanding shares of Common Stock not held by I/O 360 shall be canceled and converted into the right to receive from ICC a pro rata portion of the Purchase Price in accordance with
Section 1.3 above;

                  (c) Any granted and outstanding options, warrants or other rights to purchase or subscribe for shares of Common Stock; and

                  (d) Each issued and outstanding share of Rare Medium's capital stock shall be converted into one share of the Surviving Corporation's common stock.

                  1.4.2    ICC to Make Certificates Available

         Upon surrender to Rare Medium of one or more certificates representing Common Stock for cancellation, ICC shall make available, and each holder of Common Stock shall be entitled to certificates representing the number of shares of ICC Common Stock that such holder is entitled to receive pursuant to Section
1.4.1 (b) hereof, provided, however, that the parties acknowledge that the Escrow Agent shall retain physical possession of the certificates representing shares of ICC Common Stock in the aggregate value of $400,000.00 pursuant to the terms of the Escrow Agreement.

                  1.4.3    No Fractional Securities

         No certificates or scrip representing fractional shares of ICC Common Stock shall be issued upon the surrender for exchange of certificates representing Common Stock pursuant to this Article I and no ICC dividend, stock split or interest

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shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Common Stock who would otherwise have been entitled to a fraction of a share of ICC Common Stock upon surrender of certificates representing Common Stock for cancellation pursuant to this Article I will be paid cash upon such surrender or an amount equal to such fraction times the Closing Date Value.

                  1.4.4    Closing Company Transfer Books

         Upon the Effective Date, the stock transfer books of I/O 360 shall be closed and no transfer of Common Stock shall thereafter be made. If, after the Effective Date, certificates representing shares of Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing ICC Common Stock.

         1.5      Assistance in Consummation of the Merger

         The Stockholders, Rare Medium, ICC and I/O 360 shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. ICC shall cause Rare Medium to perform all of Rare Medium's obligations in connection with this Agreement.


                   ARTICLE II - REPRESENTATIONS AND WARRANTIES
                         OF I/O 360 AND THE STOCKHOLDERS

         Except as set forth in the documents provided to Rare Medium and ICC and listed in the I/O 360 Disclosure Schedule attached hereto as Schedule II (the "Disclosure Schedule") I/O 360 and the Stockholders jointly and severally represent and warrant to Rare Medium and ICC, as of the date of this Agreement and as of the Closing (which representations and warranties shall survive the Closing to the extent provided in Section 9.3 hereof), all as follows in this
Article II:

         2.1      Good Title

         The Stockholders own all of the issued and outstanding shares of Common Stock free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option.


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


         2.2      Organization, Good Standing

         I/O 360 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. I/O 360 is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction listed on the Disclosure Schedule, which jurisdictions constitute all the jurisdictions where the character of I/O 360's properties occupied, owned or held under lease or the nature of the business conducted by I/O 360 makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the business, business prospects, assets or financial condition (a "Material Adverse Effect") of I/O 360.

         2.3      Authorization

         I/O 360 has all requisite corporate power and authority and the Stockholders have all requisite power, right and authority to enter into this Agreement and each of the documents to which it or he is a party, including, without limitation and as applicable, the Employment Agreements (as defined in Section 6.3 hereof), and the Escrow Agreement (collectively, the "Operative Documents"), and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which I/O 360 or the Stockholders are a party will be, on the Closing Date, duly executed and delivered by each of I/O 360 and the Stockholders, as applicable, and this Agreement is, and each Operative Document to which I/O 360 or the Stockholders are a party will be, on the Closing Date, a legal, valid and binding obligation of each of I/O 360 and the Stockholders, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement and each such Operative Document, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

         2.4      Authorized Capitalization

         I/O 360's authorized capital stock consists solely of shares of Common Stock of which 200 shares are issued and outstanding on the date of this Agreement and entirely held by the Stockholders. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate I/O 360 to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. There are


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


no voting trusts or other agreements or understandings with respect to the capital stock of I/O 360 to which I/O 360 or the Stockholders are a party or by which I/O 360 or the Stockholders are bound, nor, in the case of the Stockholders, is there any such agreement or understanding to which the Stockholders are a party or by which he is bound, nor are there any such agreements or understandings to which the Stockholders are a party or by which the Stockholders are bound. The Stockholders are not indebted to I/O 360, and I/O 360 is not indebted to the Stockholders.

         2.5      Subsidiaries and Affiliates

         I/O 360 has no Subsidiaries. As used in this Agreement, "Subsidiaries," when used in reference to any Person (as defined in Section 2.6 of this Agreement), shall mean corporations of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporations are owned directly or indirectly by such Person. I/O 360 does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

         2.6      No Approvals or Notices Required; No Conflicts With
                  Instruments

         The execution, delivery and performance of this Agreement and the Operative Documents by I/O 360 and the Stockholders and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to I/O 360 or the Stockholders which violation would have a Material Adverse Effect on I/O 360, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except for compliance with applicable securities laws and the filing of all documents necessary to consummate the Merger with the Secretaries of State (the consent of all such Persons to be duly obtained by I/O 360 and the Stockholders at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which I/O 360 or the Stockholders are a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon any material assets of I/O 360 or upon the Common Stock which default, acceleration or termination would have a Material Adverse Effect on I/O 360, (e) violate any provision of the Certificate of Incorporation or By-Laws of I/O 360, or (f) invalidate or adversely affect any permit,

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


license, authorization or status used in the conduct of the business of I/O 360 which would have a Material Adverse Effect on I/O 360.

         2.7      Financial Statements

         I/O 360 has delivered to Rare Medium (a) an audited balance sheet and statement of income of I/O 360 as of or for each of the two fiscal years ending December 31, 1996 and 1997 prepared by Richard Eisner & Sons, Inc., independent certified public accountants, (b) a trial balance of I/O 360's accounts as of and for the one-month period ended June 30, 1998 (the balance sheet as of June 30, 1998 being herein referred to as the "Company Balance Sheet") and (c) balance sheet and income statement which accurately reflect, as of June 30, 1998, the business of I/O 360 without including any of the assets, liabilities or operations of Horizon Distance Learning, Inc. All of the foregoing financial statements are herein referred to as the "Financial Statements." The Financial Statements have been prepared in conformity with generally accepted accounting principles, other than the June 30, 1998 trial balance, which has been so prepared, and on a basis consistent with prior accounting periods, and present fairly the financial position, results of operations and changes in financial position of I/O 360 as of the dates and for the periods indicated. I/O 360 has no liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Company Balance Sheet, except for liability reserves or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice and not in excess of $25,000 in the aggregate or $5,000 individually.

         2.8      Absence of Certain Changes or Events

         Except as specifically contemplated by this Agreement, since December 31, 1997, neither I/O 360 nor any of its officers or directors in their representative capacity on behalf of I/O 360 has:

                  (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

                  (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by the Stockholders or any officer, director or employee of I/O 360);

                  (c) granted any material increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, lease payment or other plan or commitment) or any material increase in the compensation payable or to become payable to any director, officer or employee;

                  (d) suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations;

                  (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $7,500 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations reflected in the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice which do not exceed $5,000 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                  (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

                  (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for
(i) assessments for current taxes not yet due and payable, (ii) landlord's liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

                  (h) written down the value of any inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any notes or accounts receivable in excess of $5,000.00;

                  (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                  (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of Rare Medium any trade secret, formula, process or know-how not theretofore a matter of public knowledge, other than pursuant to confidentiality agreements that are adequate to protect the business, business prospects, assets, operations and condition (financial and other) of I/O 360;

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


                  (k) made any capital expenditure or commitment to make a capital expenditure for additions to property, plant, equipment or intangible capital assets in excess of $5,000.00;

                  (l) made any material change in any method of accounting or accounting practice;

                  (m) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of I/O 360, or otherwise permitted the withdrawal by any of the holders of capital stock of I/O 360 of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

                  (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the holders of capital stock of I/O 360, or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of December 31, 1997;

                  (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of I/O 360 or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of I/O 360, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

                  (p) received notice of, or otherwise obtained knowledge of:
(i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against I/O 360 before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to I/O 360 before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which I/O 360 is a party which relate directly to the transactions contemplated herein or which would otherwise have an adverse effect upon the business, business prospects, assets or financial condition of I/O 360, or


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


                  (q) agreed, whether in writing or otherwise, to take any action described in this Section 2.8 not otherwise specifically disclosed pursuant to this Section 2.8.

         2.9      Taxes

         I/O 360 has (a) duly and timely filed, including valid extensions, with the appropriate governmental agencies (domestic and foreign) all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to I/O 360 prior to the Effective Date and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. Furthermore,
(i) the reserves and provisions for Taxes reflected in the Company Balance Sheet are adequate, as determined in accordance with generally accepted accounting principles consistently applied; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against I/O 360, and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against I/O 360 of any additional tax liability with respect to any period for which tax returns have been filed; (iv) I/O 360 has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations; (v) any Taxes incurred by I/O 360 or accrued by it since the date of the Company Balance Sheet have arisen in the ordinary course of business; and (vi) I/O 360 has not filed any consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), to any assets held, acquired or to be acquired by it. I/O 360 has furnished Rare Medium with complete and correct copies of all returns of Taxes, except for returns of Taxes for periods as to which the applicable statutory period of limitations has expired. I/O 360 has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. I/O 360 is a "small business corporation" within the meaning of
Section 280G(b)(5) of the Code.


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


         2.10     Property

         (a) I/O 360 owns no real property other than the leasehold interests described in the Disclosure Schedule. Schedule 2.10 is a complete and accurate list of all real property of I/O 360 which is leased, rented or used by I/O 360 (the "Real Property"). I/O 360 has delivered to Rare Medium true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Real Property.

         The Disclosure Schedule sets forth the basis, for tax purposes, of I/O 360 in its assets.

         (b) I/O 360 has provided to Rare Medium a complete and accurate list of each item of personal property having a fair market value in excess of $500 which is owned, leased, rented or used by I/O 360 (the "Personal Property"); provided, however, that such list need not describe the Listed Intellectual Property or the Intellectual Property Licenses (both terms as defined in Section
2.17 hereof). I/O 360 has delivered to Rare Medium true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Personal Property. The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $500, the Listed Intellectual Property and the Intellectual Property Licenses) (i) reflected in I/O 360 Balance Sheet purchased by I/O 360 since the date of I/O 360 Balance Sheet (except for such properties or assets sold since the date of I/O 360 Balance Sheet in the ordinary course of business and consistent with past practice) or (ii) used in the business of I/O 360 as presently conducted.

         (c) I/O 360's leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any kind, except as set forth on Schedule 2.10(c), each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such Real Property. I/O 360 has performed all obligations imposed upon it thereunder; and neither I/O 360 nor any other party thereto is in default thereunder nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. No consent is required from any Person under any lease of the Real Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and I/O 360 has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. I/O 360 has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or Contract of sale with respect to, any portion of the Real Property.

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

         (d) I/O 360's plant, structures and Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put and comply in all material respects with applicable safety and other laws and regulations.

         (e) Except for (i) assessments for current taxes not yet due and payable, (ii) landlord's liens for rental payments and other lease-related performance in respect of the Real Property incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carrier's' and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable, the Personal Property is free and clear of all liens, and, other than leased Personal Property which is so noted on the list supplied pursuant to paragraph (b) of this Section 2.10, I/O 360 owns such Personal Property.

         (f) Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against I/O 360 (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles), I/O 360 has performed all obligations imposed upon it thereunder, and neither I/O 360 nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. No consent is required from the owner or lessor under any lease of Personal Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and I/O 360 has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other fight thereunder. I/O 360 has not granted any leases, subleases, tenancies or licenses of any portion of the Personal Property, except as described in the Disclosure Schedule.

         (g) Neither the whole nor any portion of the leaseholds or any other assets or property of I/O 360 is subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Stockholders, has any such condemnation, expropriation or taking been proposed.

         2.11     Contracts

         The Disclosure Schedule contains a complete and accurate list of all material contracts, oral or written, to which I/O 360 is a party or by which I/O 360 is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that the Disclosure Schedule need not include:
(a) purchase orders received by I/O 360 in the ordinary course of its business from its customers; (b) purchase orders issued by I/O 360 in the ordinary course of its business to its suppliers and subcontractors involving less than $ 1,000 individually and $5,000 in the aggregate; or (c) other contracts cancelable within 30 days without penalty or involving less than $1,000 individually and $5,000 in the aggregate. All contracts set forth in such Schedule are valid, binding and enforceable in accordance with their terms against I/O 360, are in full force and effect (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles), I/O 360 has performed all material obligations imposed upon it thereunder, and neither I/O 360 nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such contract have been heretofore delivered to Rare Medium.

         Except as set forth in the Disclosure Schedule, I/O 360 has no:

                  (i) restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer;

                  (ii) notice of or any knowledge that any party to a contract to which it is a party intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder; and

                  (iii) material disagreement with any of its suppliers or customers.

         2.12     Customers and Suppliers

         The Disclosure Schedule sets forth: (a) a list of the customers of I/O 360 accounting for 5% or more of I/O 360's sales during the fiscal year last ended showing the approximate total sales by I/O 360 to each such customer during the fiscal year last ended and (b) a current list of the suppliers of I/O 360 from whom I/O 360 has purchased more than 5% of the goods purchased by I/O 360 in the fiscal year last ended. I/O 360 has no reasonable basis to expect any material modification to its relationship with any customer or supplier named on the Disclosure Schedule. I/O 360 has not had any customer who accounted, directly or indirectly, for more than 5% of its sales during the last two fiscal years, and I/O 360 has no supplier from whom it has purchased more than 5% of the goods or services which it purchased during the last two fiscal years. I/O 360 is not a party to or bound by, any contract which prohibits the use or publication by I/O 360, Rare Medium or ICC of the name of any party to such contract and I/O 360 is not a party to or bound by, any contract which prohibits or in any way restricts I/O 360 from freely providing services to any other customer of I/O 360 or any potential customer of I/O 360, Rare Medium or ICC. None of I/O 360's customers has canceled or substantially reduced or, to the knowledge of I/O 360, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by I/O
360. The Disclosure Schedule sets forth all of I/O 360's vendor authorizations and vendor relationships.

         2.13     Orders, Commitments and Returns

         I/O 360 has no backlog. There were no outstanding claims against I/O 360 as of the date hereof to return merchandise with an aggregate retail value in excess of $5,000 by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

         2.14     Claims and Legal Proceedings

         There are no claims, actions, suits, arbitrations or proceedings pending or involving or threatened against, or investigations involving, I/O 360 before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There is no valid basis for any claim, action, suit, arbitration, proceeding or investigation (other than as noted on the Disclosure Schedule) adverse to the business, business prospects, assets, operations or condition (financial or other) of I/O 360 before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which I/O 360 is a party which, if determined adversely to I/O 360, would have a Material Adverse Effect.

         2.15     Labor Matters

         There are no disputes, employee grievances or disciplinary actions pending or to the knowledge of I/O 360 or the Stockholders threatened or involving I/O 360 or any of its present or former employees. I/O 360 has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of I/O
360. I/O 360 is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting I/O 360, and I/O 360 has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on I/O 360. I/O 360 has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of I/O 360, and I/O 360 has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

         2.16     Employee Benefit Plans

         (a) Except as set forth on the Disclosure Schedule, I/O 360 has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which I/O 360 has any liability ("Employee Benefit Plan"), whether formal or informal. The aggregate amount paid by I/O 360 during the fiscal year last ended pursuant to all Employee Benefit Plans, whether formal or informal, did not exceed $50,000.00. I/O 360 has no agreement, arrangement or commitment, whether formal or informal and whether legally binding or not, to create any additional plan or arrangement or to modify or amend any existing Employee Benefit Plan.

         (b) I/O 360 has delivered to Rare Medium true, correct and complete copies of all written Employee Benefit Plans of I/O 360, all contracts related thereto and the most recently available annual reports, summary plan descriptions, Internal Revenue Service Form 5500s (or 5500-C or 5500-R) and favorable determination letters for such plans to the extent applicable. I/O 360 is in compliance in all material respects with the terms of its Employee Benefit Plans and with all applicable laws and regulations, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. I/O 360 has extinguished any liabilities to participants, beneficiaries and the Pension Benefit Guaranty Corporation which may have arisen under any such plans previously maintained by them and expects to incur no future liabilities with regard to such plans. Neither I/O 360 nor any "affiliate" of I/O 360 is a party to, has ever made any contributions to, or is subject to any liability with respect to any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA or any defined benefit plan within the meaning of Section 3(35)of ERISA. The term "affiliate" means any company,trade or business which is a member of the same control group, as defined in Section 414(b) or 414(c) of the Code, with the Company, or any company, trade or business which is a member of an affiliated service group, as defined in Section 414(m) or 414(o) of the Code, with I/O 360.

         (c) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or failure to meet the requirements of
Section 4980B(f) of the Code has occurred with respect to any Employee Benefit Plan which would have a Material Adverse Effect on I/O 360.

         (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of I/O 360 and the Stockholders threatened, against any Employee Benefit Plan or the assets of any such plan which would have a Material Adverse Effect.

         2.17     Patents, Trademarks

         (a) I/O 360 has a valid license to use each copy of mass-market third-party software used by it. Set forth on the Disclosure Schedule is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, Software Products (as defined in paragraph (b) of this Section 2.17), trade secrets and formulae (collectively, the "Listed Intellectual Property") of any kind now used or reasonably anticipated to be used in the business of I/O 360 except the mass-market third-party software described in the first sentence of this Section 2.17. The Disclosure Schedule contains a complete list of all licenses or agreements which in any way affect the rights of I/O 360 to any of the Listed Intellectual Property (the "Intellectual Property Licenses"); such list indicates the specific Listed Intellectual Property affected by each such Intellectual Property License. Neither I/O 360's operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that I/O 360's operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any validly issued or to the knowledge of I/O 360 or the Stockholders any pending trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there any infringement by any other Person of any of the Listed Intellectual Property or of the intellectual property to which the Intellectual Property Licenses relate. Except as specifically set forth on the Disclosure Schedule, consummation of the transactions contemplated hereby and by the Operative Documents will not alter or impair I/O 360's rights to any of the Listed Intellectual Property or under any Intellectual Property License. The manner in which I/O 360 has manufactured, packaged, shipped, advertised, labeled and sold its products complies with all applicable laws and regulations pertaining thereto, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of I/O 360.

         (b) I/O 360 is the sole and exclusive owner or licensee of:

                  (i) the Listed Intellectual Property, the Intellectual Property Licenses and the technology, know-how and processes now used by I/O 360, or used in connection with any product now being manufactured and sold by I/O 360, in the manner that such product is now being manufactured and sold; and

                  (ii) all right, title and interest of whatever kind or nature throughout the world in and to the fully or partially developed computer software products listed on the Disclosure Schedule, with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the "Software Products"). Without limiting the generality of the above, the Software Products shall also include all of I/O 360's related programs, trade secrets, algorithms and processes relating to the Software Products or such programs, I/O 360's copyright in and to each of the Software Products and all works derivative therefrom (including the registrations of copyright listed on the Disclosure Schedule), all current, previous, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all maintenance and installation job control language, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Software Products.

         (c) Each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against I/O 360 (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles), I/O 360 has performed all obligations imposed upon it thereunder, and neither I/O 360 nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. I/O 360 has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants or agreements have been granted or entered into by I/O 360 in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. No director, officer, Stockholders or employee of I/O 360 owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property. Neither I/O 360 nor the Stockholders know or have any reason to believe that there exists any new developments in the creation, publication or marketing of the products of I/O 360 or any new or improved products or processes useful in connection with the business of I/O 360 as now conducted or as presently anticipated to be conducted, except such developments, products and processes as would not have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or other) of I/O 360. None of the officers of I/O 360 and none of I/O 360's employees, consultants, distributors, agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than I/O 360.

         (d) To I/O 360's knowledge, since January 1, 1991 no Person has asserted any claim of infringement or other interference with third-party rights with respect to the Listed Intellectual Property. I/O 360 has not disclosed any source code regarding the Software Products to any Person other than to an employee of I/O 360, to ICC or to Rare Medium. I/O 360 has at all times maintained reasonable procedures to protect and has enforced all trade secrets of I/O 360. Neither I/O 360 nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Software Products, nor is any other party to the Intellectual Property Licenses or any escrow agent under any such obligation to disclose any source code or other proprietary information included in or relating to Software Products, if any, that are licensed to I/O 360, or to any Person, and no event has taken place, including the execution of this Agreement or any related change in I/O 360's business activities, which would give rise to such obligation, and
(iv) I/O 360 has not deposited any source code regarding the Software Products into any source code escrows or similar arrangements. I/O 360 has not deposited any source code to Software Products into source code escrows or similar arrangements.

         (e) The Software Products currently being marketed by I/O 360 are free from known significant defects and substantially conform to the specifications, documentation and sample demonstration furnished to Rare Medium.

         2.18     Accounts Receivable

         All accounts receivable of I/O 360 reflected in the Company Balance Sheet, or existing at the Effective Time, represent sales actually made in the ordinary course of business. I/O 360 has no reason to believe that any such account receivable is not or shall not, be collected in the amounts shown. I/O 360's bad debt reserves and sales return allowances as reflected in the Company Balance Sheet are adequate based on I/O 360's bad debts and sales returns experience to date. Set forth on the Disclosure Schedule is a full and complete list of all accounts receivable of I/O 360 existing as of May 31, 1998 and as of the Closing Date.

         2.19     Inventory

         Subject to such reserves and write-downs as may be reflected in the Financial Statements, all items in the inventory reflected in the Company Balance Sheet or as currently owned by I/O 360 are of a quality and quantity usable and saleable in the ordinary course of business. Such inventory consists of materials and supplies used or sold in the business of I/O 360.

         2.20     Corporate Books and Records

         I/O 360 has furnished to Rare Medium or its representatives for their examination true and complete copies of (a) the Certificate of Incorporation and By-

Laws of I/O 360, including all amendments thereto, (b) the minute books of I/O 360, and (c) the stock transfer books of I/O 360.

         2.21     Licenses, Permits, Authorizations, Etc.

         I/O 360 has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a Material Adverse Effect on I/O 360's. I/O 360 has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations or permits.

         2.22     Applicable Laws

         (a) I/O 360 has complied, and is in compliance with, all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Real Property and the Personal Property, the failure to comply with which would, in the aggregate, have a Material Adverse Effect on I/O 360, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. I/O 360 has not received any notification of any asserted present or past unremedied failure by I/O 360 to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

         (b) I/O 360 is not currently in violation of any applicable building, zoning, environmental or other law, ordinance or regulation in respect of the Real Property or its plant, structures or operations. No such law, ordinance or regulation would reasonably be expected to prevent the use of substantially all the Real Property for the conduct thereon of the business of I/O 360 as currently conducted.

         (c) I/O 360 is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable federal, state, county or local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any governmental entity relating to environmental (air, water, groundwater, soil, noise and odor) matters, including, by way of illustration and not of limitation, the Clean Air Act, the Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss.ss.6901 et. seq.) and the regulations issued thereunder, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss.9601 et. seq.), the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, comparable State of New York laws, and the regulations issued thereunder, and all other applicable federal, state, county, local and foreign environmental requirements.

         2.23     Insurance

         (a)      I/O 360 maintains insurance as set forth on the Disclosure
Schedule.

         (b) All insurance policies and binders of I/O 360 are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies and binders are sufficient for compliance with all requirements of law currently applicable to I/O 360. Except as set forth in the Disclosure Schedule, all agreements to which I/O 360 is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. I/O 360 has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

         (c) I/O 360 has no pending insurance claims.

         2.24     Brokers and Finders

         Neither the Stockholders nor any director, officer, agent or employee acting on behalf of I/O 360 or the Stockholders has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

         2.25     Government Contracts

         I/O 360 has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. I/O 360 has not been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened. There is no valid basis for I/O 360's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, or any prime contractor.

         2.26     Absence of Questionable Payments

         Neither I/O 360 nor any director, officer, agent, employee or other Person acting on behalf of I/O 360 has used any I/O 360 funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. Neither I/O 360 nor any current director, officer, agent, employee or other Person acting on behalf of I/O 360 has accepted or received any improper or unlawful contributions, payments, gifts or expenditures.

         2.27     Personnel

         The Disclosure Schedule sets forth a true and complete list of:

         (a) the names and current rates of pay of all directors and elected and appointed officers of I/O 360 and the family relationships, if any, among such persons;
         (b) the current rates of pay for all nonexecutive employees of I/O 360 by classification, and all labor union contracts (if any); and

         (c) all group insurance programs in effect for employees of I/O 360.

         I/O 360 is not in material default with respect to any of its obligations referred to in clause (a) or (b) above.

         2.28     Bank Accounts

         The Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which I/O 360 maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         2.29     Insider Interests

         Neither the Stockholders nor any officer of I/O 360 has any interest (other than as Stockholders of I/O 360) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of I/O 360, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to I/O 360, its present or prospective business or its operations, except for the Employment Agreements, to be entered into between Stockholders and Rare Medium at the Closing.

         2.30     Full Disclosure

         No information furnished by I/O 360 or the Stockholders to ICC or Rare Medium in this Agreement (including, but not limited to, the Financial Statements and all information in the Schedules and the other Exhibits hereto) and the Operative Documents is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. Neither the Stockholders nor I/O 360 has made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by the Stockholders or I/O 360, in light of the circumstances in which they were made, not misleading.

         2.31     No Commission Registration

         (a) Investment. The Stockholders shall receive the ICC Common Stock with no intention of distributing or reselling the ICC Common Stock or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to the Stockholders' right at all times to sell or otherwise dispose of all or any part of the ICC Common Stock under an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

         (b) No Public Market. The Stockholders understand that the ICC Common Stock received or to be received by the Stockholders pursuant to this Agreement has not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that Stockholders will have to hold the ICC Common Stock and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

         (c) Experience. The Stockholders acknowledge that the Stockholders and the Stockholders' representatives are experienced in, and capable of, evaluating the financial condition and prospects of corporations like ICC. The Stockholders has had access to the records of ICC and has had the opportunity to ask questions concerning ICC and an investment in the ICC Common Stock. The Stockholders are residents of the State of New York.

         2.32     Misrepresentation

         To the knowledge of the Stockholders and I/O 360, none of the representations and warranties set forth in this Agreement and in any of the certificates, schedules, exhibits, lists, documents, or other instruments delivered, or to be delivered, by I/O 360 or the Stockholders as contemplated by any provision hereof, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, misleading.

                   ARTICLE III - REPRESENTATIONS AND WARRANTIES
                             OF RARE MEDIUM AND ICC

         Except as is otherwise described in the applicable Schedules, Rare Medium and ICC jointly and severally represent and warrant to I/O 360 and the Stockholders, as of the date of this Agreement and as of the Closing (which representations and warranties shall survive the Closing to the extent provided in Section 9.3 hereto, all as follows in this Article III:

         3.1      Organization, Good Standing

         Rare Medium and ICC are corporations duly organized, validly existing and in good standing under the laws of the States of New York and Delaware, respectively, and have all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted. Rare Medium is a wholly-owned subsidiary of ICC. Rare Medium and ICC are duly qualified and licensed as a foreign corporation to do business and are in good standing in each jurisdiction listed on Schedule 3.1, which jurisdictions constitute all the jurisdictions where the character of Rare Medium's and ICC's properties occupied, owned or held under lease or the nature of the business conducted by Rare Medium and ICC the failure to be so qualified would have a Material Adverse Effect on Rare Medium and ICC.

         3.2      Authority

         Each of Rare Medium and ICC has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which either is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Rare Medium is a party will be, on the Closing Date, duly executed and delivered by Rare Medium, and this Agreement is, and each Operative Document to which Rare Medium is a party will be, on the Closing Date, a legal, valid and binding obligation of Rare Medium, enforceable against Rare Medium in accordance with its terms. This Agreement has been, and each Operative Document to which ICC is a party will be, on the Closing Date, duly executed and delivered by ICC, and this Agreement is, and each Operative Document to which ICC is a party will be, on the Closing Date, a legal, valid and binding obligation of ICC, enforceable against ICC in accordance with its terms.

         3.3      No Approvals or Notices Required; No Conflicts With
                  Instruments

         The execution, delivery and performance of this Agreement and the Operative Documents by Rare Medium and by ICC, the issuance of the ICC Common Stock to the Stockholders and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Rare Medium or to ICC, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except for compliance with applicable securities laws and the filing of all documents necessary to consummate the Merger with the Secretary of State, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Rare Medium or ICC is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of Rare Medium or ICC, the ICC Common Stock or the funds being delivered in connection herewith, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of Rare Medium or ICC, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of ICC.

         3.4      Authorized Shares

         All of the shares of ICC Common Stock issuable in exchange for Common Stock in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable federal and state securities laws and will be free and clear of any lien, pledge, security interest, encumbrance, claim or equitable interest and not preemptive right, right of first refusal or other rights of shareholders exists with respect to such shares or the issuance thereof.

         3.5      Reports

         ICC has delivered to I/O 360 a complete and accurate copy of each report, schedule, document, statement and proxy statement filed with the SEC on or after December 31, 1997 (the "ICC SEC Documents"). Each of the ICC SEC Documents complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and none of the ICC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.6      Legal Proceedings

         There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of Rare Medium or ICC, threatened against Rare Medium or ICC before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, which questions the validity of this Agreement or any action taken or to be taken by Rare Medium or ICC pursuant to this Agreement or in connection with the transactions contemplated hereby, and, to the knowledge of Rare Medium or ICC, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation.

         3.7      Brokers and Finders

         Neither Rare Medium nor ICC, nor any director, officer, agent or employee acting on behalf of Rare Medium or ICC, has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

         3.8      No Commission Registration

         (a) Investment. Rare Medium shall receive the Common Stock of I/O 360 with no intention of distributing or reselling such Common Stock or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to Rare Medium's right at all times to sell or otherwise dispose of all or any part of such Common Stock under an effective registration statement under the Securities Act or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

         (b) No Public Market. Rare Medium understands that such Common Stock has not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that Rare Medium will have to hold such Common Stock and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

         (c) Experience. Rare Medium acknowledges that Rare Medium and its representatives are experienced in, and capable of, evaluating the financial condition and prospects of corporations like I/O 360. Rare Medium has had access to the records of I/O 360 and has had the opportunity to ask questions concerning I/O 360 and an investment in I/O 360's Common Stock.

                ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS
                            OF THE PURCHASER AND ICC

         The obligations of Rare Medium and ICC to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Rare Medium or ICC.

         4.1      Accuracy of Representations and Warranties

         The representations and warranties of I/O 360 and the Stockholders contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

         4.2      Performance of Agreement

         I/O 360 and the Stockholders shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

         4.3      Opinion of Counsel for I/O 360

         I/O 360 and the Stockholders shall have delivered or caused to be delivered to ICC and Rare Medium an opinion letter of counsel for I/O 360 and the Stockholders, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.3.

         4.4      Stockholders' Approval

         The Stockholders shall have executed a valid consent approving this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the New York Law concerning Stockholders consents in lieu of Stockholders meetings.

         4.5      Resignations

         Rare Medium shall have received resignations effective as of the Effective Date of all the officers and directors of I/O 360.

         4.6      Consents to Merger

         I/O 360 shall have received written consents to the Merger from each of the parties (other than I/O 360) to those agreements, leases, notes or other documents identified on the Disclosure Schedule to require such consents, which consents shall in all respects be reasonably satisfactory to ICC in its sole and absolute discretion.

         4.7      Officers' Certificate

         ICC and Rare Medium shall have received a certificate of the President and the Secretary or Assistant Secretary of I/O 360, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.7, certifying that all of the conditions to the obligations of ICC and Rare Medium (other than the condition of Section 4.9 hereof) have been fulfilled.

         4.8      Stockholders' Certificates

         ICC and Rare Medium shall have received a certificate from the Stockholders, dated the Closing Date, substantially in the form attached hereto as Exhibit 4.8, certifying that all of the conditions to the obligations of ICC and Rare Medium (other than the condition of Section 4.9 hereof) have been fulfilled.

         4.9      Intentionally Deleted

         4.10     Material Change

         From March 31, 1998 to the Closing Date, I/O 360 shall not have suffered any material adverse change in its business, business prospects, assets, operations or condition (financial or other).

         4.11     Intentionally Deleted.

         4.12     Firpta Certification

         Rare Medium shall receive from the Stockholders a properly completed and executed Foreign Investment and Real Property Tax Act of 1980 Certification in substantially the form attached hereto as Exhibit 4.12, stating under penalty of perjury, the Stockholders' taxpayer identification number and that the Stockholders are not a foreign person.

         4.13     Good Standing Certificate

         I/O 360 shall have delivered to Rare Medium a certificate dated as of no earlier than five (5) days preceding the Closing Date, duly issued by the Secretary of State of the State of New York, and unless waived by Rare Medium, from the appropriate governmental authority in each state in which I/O 360 is authorized to do business, showing I/O 360 in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for I/O 360 for all periods prior to the Closing have been filed and paid.

                 ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF THE STOCKHOLDER AND I/O 360

         The obligations of the Stockholders and I/O 360 to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Stockholders and, on behalf of I/O 360, by the President of I/O 360.

         5.1      Accuracy of Representations and Warranties

         The representations and warranties of Rare Medium and ICC contained herein and in the Operative Documents shall have been true when made and shall be true as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

         5.2      Performance of Agreement

         Rare Medium shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

         5.3      Opinion of Counsel for Rare Medium

         Rare Medium shall have delivered or caused to be delivered to I/O 360 and the Stockholders an opinion letter of Rare Medium's general counsel, Elias, Goodman, Shanks & Zizmor, L.L.P., dated the Closing Date, substantially in the form attached hereto as Exhibit 5.3.

         5.4      Stockholders' Approval

         ICC, as sole stockholder of Rare Medium, shall have executed a valid consent approving the Merger in accordance with the applicable provisions of the Delaware Law concerning shareholder consents in lieu of stockholder meetings.

         5.5      Officers' Certificate

         I/O 360 shall have received a certificate of a President and the Secretary or an Assistant Secretary of Rare Medium, dated the Closing Date, substantially in the form attached hereto as Exhibit 5.5, certifying that the conditions to the obligations of I/O 360 and the Stockholders has been fulfilled.

         ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

         The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Rare Medium, ICC, I/O 360 and the Stockholders.

         6.1      Legal Proceedings

         No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

         6.2      Approvals and Consents

         All transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of I/O 360, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

         6.3      Employment Agreements

         Gong Szeto and Nam Szeto shall have each entered into an employment agreements with Rare Medium in the form attached hereto as Exhibit 6.3(a) (the "Employment Agreements") and Robert Clyatt shall have executed a consulting agreement in the form attached hereto as Exhibit 6.3(b) (the "Consulting

Agreement"). At the Closing, Gong Szeto and Nam Szeto shall each receive a signing bonus in the amount of $50,000.00.

         6.4      Escrow Agreement

         The Stockholders and Rare Medium shall have entered into the Escrow Agreement.

         6.5      Loans to Robert Clyatt

         At the Closing, Rare Medium shall satisfy the loan to I/O 360 made by Robert Clyatt in the amount shown on the Company Balance Sheet, in an amount not to exceed $100,000.00.

                             ARTICLE VII - COVENANTS

         7.1      Intentionally Deleted.

         7.2      Intentionally Deleted.

         7.3      Intentionally Deleted.

         7.4      Cooperation

         Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

         7.5      Information in Disclosure Documents

         I/O 360 covenants that, other than with respect to information furnished by Rare Medium and ICC to I/O 360 for use therein, none of the information to be included in the materials to be furnished to the Stockholders by or on behalf of the Board of Directors or management of I/O 360 in connection with the approval of this Agreement and the Merger by the Stockholders will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

         7.6      Intentionally Deleted.

         7.7      Confidentiality

                  (a) In connection with the Merger, ICC, Rare Medium and I/O 360 are furnishing each other and the Stockholders with certain information which is either nonpublic, confidential or proprietary in nature. The Stockholders recognize and acknowledge that they will have access to certain confidential information of Rare Medium and ICC, and that such information constitutes valuable, special and unique property of Rare Medium and ICC. The Stockholders agree that they will not, for any reason or purpose whatsoever, use any of such confidential information or disclose any of such confidential information to any party without express authorization of the Rare Medium and ICC.

                  (b) Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other Person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the Merger, including the status thereof, except as required by law or permitted under the terms of this Agreement.

                  (c) This Section 7.7 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a nonconfidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

                  (d) In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good-faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

                  (e) Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (d) of this Section
7.7. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.7 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

                  (f) It is further understood and agreed that no failure or delay by any party in exercising any fight, power or privilege under this
Section 7.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

         7.8      Payment of Brokerage Fees

         Any brokerage, finder's or other fee or expense due in violation of
Section 2.24 hereof shall be paid by the Stockholders.

         7.9      Further Acts

         After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of I/O 360 and/or to effect the issuance of the ICC Common Stock to the Stockholders.

         7.10     Intentionally Deleted

         7.11     Intentionally Deleted

         7.12     Restrictions on Transfer

         For a period of one year from the Closing Date, none of the Stockholders shall (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (a) any shares of ICC Common Stock received by the Stockholders at the Closing or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of ICC Common Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of ICC Common Stock or any interest herein, the intent or effect of which is to reduce the risk of owning the shares of ICC Common Stock acquired hereunder (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). Notwithstanding the foregoing, the Stockholders may (x) transfer shares of ICC Common Stock to immediate family members (or trusts for the benefit of the Stockholders or family members, the trustees of which so agree) or (y) encumber or pledge any of such shares of ICC Common Stock; provided, that, the family member, trust, trustee, pledgee or other beneficiary of such transfer, encumbrance or pledge, as the case may be, agrees in writing prior to such transaction to be bound by (1) the provisions of this Section as if a Stockholders and party hereto and (2) the indemnification provisions set forth in this Agreement as if a Stockholders and party hereto. The provisions of this Section shall apply to the shares paid to the Stockholders at the Closing and to any Additional Shares paid to the Stockholders; provided that the restrictions contained herein shall only apply to the Additional Shares for the balance of the one (1) year period commencing upon the Closing Date.

         The certificates evidencing the ICC Common Stock delivered to the Stockholders hereunder will bear a legend substantially in the form set forth below and containing such other information as Rare Medium may deem necessary or appropriate:

                  EXCEPT AS PROVIDED BY THAT CERTAIN MERGER AGREEMENT AND PLAN OF REORGANIZATION, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY FOR PUBLIC INSPECTION, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NO BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE FIRST ANNIVERSARY OF THE CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

         7.13     Intentionally Deleted

         7.14     "Woo Art" Litigation

         I/O 360 and the Stockholders hereby agree that Rare Medium's aggregate liability with regard to the litigation in which I/O 360 is contributing one-half of the costs of litigation, settlement and damages relating to I/O 360's dispute with Woo Art shall not exceed $40,000.00 which shall include, but not be limited to, attorneys fees, costs, expenses, settlement payments and damage awards (the "Woo Art Expenses"). In the event that the Woo Art Expenses shall exceed such $40,000.00 amount, the Stockholders shall pay all such additional Woo Art Expenses directly and shall indemnify Rare Medium against all such additional Woo Art Expenses. In the event that the Woo Art shall not be finally determined or settled by the date on which the shares placed in escrow are to be released to the Stockholders pursuant to the Escrow Agreement, shares in an amount reasonably sufficient to indemnify Rare Medium against any additional pending Woo Art Expenses shall be maintained in escrow until the final determination or settlement of the Woo Art litigation.

         7.15  Reports Under the 1934 Act.

         With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the, Act and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of ICC to the public without registration, ICC and Rare Medium agree to use their best efforts to:

         (a) make and keep public information regarding ICC available, within the-meaning of Rule 144, so long as the Stockholders own restricted securities of ICC;

         (b) file with the SEC in a timely manner all reports and other documents required of ICC under the Act and the 1934 Act; and

         (c) furnish to any Stockholder upon request (a) a written statement by ICC that it has complied with the reporting requirements of Rule 144, and of the Act and the 1934 Act, and (b) a copy of the most recent annual or quarterly report of, and such other reports and documents filed by ICC with the SEC as may be reasonably requested in availing any such Stockholder to take advantage of any rule or regulation of the SEC permitting the selling of any such securities without registration.

         7.16  Nasdaq Listing

         ICC agrees to authorize for listing on Nasdaq the shares of ICC Common Stock issuable, and those required to be reserved for issuance, in connection with this Agreement, upon official notice of issuance.

         7.17   Blue Sky Laws

         ICC and Rare Medium shall take, such steps as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of ICC Common Stock pursuant hereto provided, however, that this shall not require ICC to file a consent to service of process in any jurisdiction. The Stockholder shall use their best efforts to assist ICC and Rare Medium as may be necessary to comply with the securities and blue, sky laws of all jurisdictions which are applicable in connection with the issuance of ICC Common Stock ICC and Rare Medium pursuant hereto.

                           ARTICLE VIII - TERMINATION

         This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual consent of I/O 360 and Rare Medium;

         (b) by either I/O 360 or Rare Medium if the other parties shall have breached their agreements hereunder; provided, however, that I/O 360 may not terminate this Agreement for a breach by the Stockholders, and Rare Medium may not terminate this Agreement for a breach by ICC; or

         (c) by either I/O 360 or Rare Medium if the Closing has not occurred by September 30, 1998.

         In the event of any termination pursuant to this Article VIII (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other parties hereto. Such termination shall not prejudice any party's right to seek remedies for another party's breach of this Agreement.

                              ARTICLE IX - GENERAL

         9.1      Expenses

         Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement and the Operative Documents (including legal and accounting fees and expenses), provided that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action. The Stockholders shall pay any transfer or similar taxes which may be payable in connection with the transactions contemplated by this Agreement.

         9.2      Amendment

         Rare Medium, ICC, I/O 360 and the Stockholders may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

         9.3      Indemnification and Survival of Warranties

                  9.3.1 (a) Except for as expressly provided herein, for a period of one (1) year from the Closing Date, the Stockholders agree to indemnify Rare Medium, ICC, the Surviving Corporation, their successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by I/O 360 or the Stockholders in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by I/O 360 or the Stockholders in this Agreement or the Operative Documents.

                  (b) Except for as expressly provided herein, for a period of one (1) year from the Closing Date, ICC agrees to indemnify and to hold harmless the Stockholders and his successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by ICC or Rare Medium in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by ICC or Rare Medium in this Agreement or the Operative Documents.

                  9.3.2 If any Person entitled to indemnification pursuant to
Section 9.3.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

                  9.3.3 The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, the Surviving Corporation, ICC and the Stockholders shall permit each other reasonable access, subject to the provisions of Section 7.7 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

                  9.3.4 The representations and warranties contained in this Agreement shall survive the Closing until the first anniversary of the Closing.

                  9.3.5 To secure their obligations pursuant to the provisions of Section 9.3.l hereof, the Stockholders agree to escrow shares of ICC Common Stock issued or issuable to them in the Merger with an aggregate value of $400,000.00, pursuant to the terms and conditions of the Escrow Agreement. Indemnity obligations hereunder shall be satisfied, in the case of indemnification of Rare Medium and ICC through the release of ICC Common Stock pursuant to the Escrow Agreement, such shares to be valued as of the last reported sale on the last trading day prior to the release as reported in The Wall Street Journal.

                  9.3.6 Notwithstanding anything to the contrary contained herein, any limitations of indemnity set forth above shall not apply to any breach of any of the representations or warranties made by I/O 360 or the Stockholders in this Agreement or the Operative Documents as they may be related to any claim made by any former shareholders of I/O 360.

         9.4      Counterparts

         This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.5      Headings

         The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof.

         9.6      Applicable Law

         This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of New York, as applied to contracts executed and to be fully performed in such state by citizens of such state.

         9.7      Parties in Interest

         All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

         9.8      Notices

         Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, reputable overnight courier service, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice, The effective date of any notice or request shall be three days from the date it is mailed by the addressor, upon delivery of the courier package if it is sent by courier, upon delivery to a telegraph company properly addressed with charges prepaid, upon confirmation of a successful facsimile transmission, or in any event upon personal delivery.

         Notices to Rare Medium, ICC, the Stockholders and I/O 360 shall be sent as follows:

         Rare Medium, Inc.
         44 West 18th Street
         New York, NY 10011
         Fax: (212) 634-6951
         Attention: Glenn Meyers, President

         ICC Technologies, Inc.
         44 West 18th Street
         New York, NY 10011
         Fax: (212) 634-6951
         Attention: Glenn Meyers, President

         with copies to:

         Elias, Goodman Shanks & Zizmor, L.L.P.
         444 Madison Avenue
         22nd Floor
         New York, NY 10022
         Attention: Paul Goodman, Esq.

         To I/O 360 and the Stockholders:

         Horizon Live Distance Learning
         841 Broadway
         New York, NY 10003
         Attention: Robert Clyatt

         with copies to:

         Brobeck, Phleger & Harrison, LLP
         1633 Broadway
         47th Floor
         New York, NY 10019
         Attention: Alexander D. Lynch, Esq.

         9.9      Publicity

         Neither I/O 360 nor the Stockholders shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of Rare Medium except as required by law.

         9.10     Right of Rare Medium to Effect Merger with Newly Formed
Subsidiary

         Rare Medium shall have the right and option, at its discretion, prior to the Closing, to effect the Merger with a newly formed corporation ("NewCo"), wholly-owned by Rare Medium in the stead of Rare Medium with I/O 360 being the surviving entity), provided that such election by Rare Medium shall not affect the representations and warranties or duties and obligations (other than altering the parties to the Merger) made by Rare Medium and ICC to I/O 360 and the

Stockholders. Rare Medium shall exercise such right by providing notice thereof to I/O 360, prior to the Closing, in accordance with the notice provisions herein.

         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.


                                        RARE MEDIUM, INC.


                                        By: /s/ Glenn S. Meyers
                                           ---------------------------
                                        Its


                                        ICC TECHNOLOGIES, INC.


                                        By: /s/ Glenn S. Meyers
                                           ---------------------------
                                        Its


                                        I/O 360, INC.


                                        By: /s/ Robert Clyatt
                                           ---------------------------
                                        Its

                                        THE STOCKHOLDERS:


                                        /s/ Robert Clyatt
                                        ------------------------------
                                                 Robert Clyatt


                                        /s/ Gong Szeto
                                        ------------------------------
                                                   Gong Szeto


                                        /s/ Nam Szeto
                                        ------------------------------
                                                    Nam Szeto


                                        /s/ Arkadiusz Banasic
                                        ------------------------------
                                                Arkadiusz Banasic

                                  Exhibit 1.2

                              Certificate of Merger

                                 Exhibit 1.3(a)

                            Form of Escrow Agreement

                                   Exhibit 4.7

                      Form of I/O 360 Officer's Certificate

                                   Exhibit 4.8

                    Form of I/O 360 Stockholder's Certificate

                                  Exhibit 4.12

                           Form of FIRPTA Certificate

                                 Exhibit 6.3(a)

                          Form of Employment Agreements

                                 Exhibit 6.3(b)

                          Form of Consulting Agreement